UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 15, 2005
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-27038	94-3156479

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices, including Zip Code)
(781) 565-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
Item 2.06. Material Impairments.
SIGNATURES

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 16, 2005, Nuance Communications, Inc., formerly ScanSoft, Inc. (the “Company”), filed a Form 8-K with the Securities and Exchange Commission describing various restructuring activities it committed to undertake in anticipation of the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of May 9, 2005, among ScanSoft, Inc., Nova Acquisition Corporation, Nova Acquisition LLC and the former Nuance Communications, Inc., including the closure and/or consolidation of certain domestic and international facilities and related headcount reductions. As described in the prior Form 8-K, the Company was unable at such time in good faith to make a determination of the categories of costs associated with the restructuring or an estimate of the amount or range of amounts expected to be incurred in connection with any of such categories or the amount or the range of amounts that will result in future cash expenditures. The Company committed to filing an amended Form 8-K within four business days after it made a determination of such categories and/or amounts.
     On November 15, 2005, the Company determined the categories and amounts of costs associated with the restructuring. The total restructuring charge to be taken in the fourth quarter of fiscal 2005 is approximately $4.5 million. The charge is composed of the following items:

Amount
Employee related	$2,300,000
Lease exit costs	2,000,000
Asset impairment	200,000

$4,500,000

     The employee related charges will be paid in cash by the end of fiscal 2006. The lease exit charge will also be paid in cash. Gross cash payments on the lease exit costs total approximately $3.9 million, and are offset by assumed sublease income of $1.5 million and are discounted to present value by $0.4 million in order to arrive at the restructuring charge. The gross cash payments will be approximately $0.6 million in fiscal 2006 and approximately $0.5 million per annum through March 2013.
     This restructuring charge relates only to those employees and facilities that were associated with the Company prior to its acquisition of the former Nuance Communications, Inc. on September 15, 2005. All costs associated with restructuring related activities of the former Nuance Communications, Inc. are included in the assumed liabilities of Nuance Communications, Inc. as of September 15, 2005.
Item 2.06. Material Impairments.
     As discussed in Item 2.05 above, the above referenced restructuring activities for the fourth fiscal quarter of 2005 of $4.5 million include an asset impairment charge of $0.2 million. This charge relates to the impairment of leasehold improvements that are associated with a facility included in the lease exit charges described above. There are no incremental cash expenditures relating to this impairment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuance Communications, Inc.

	By:	/s/ James R. Arnold, Jr.

James R. Arnold, Jr.
Senior Vice President and Chief Financial Officer

Date: November 21, 2005